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                                                                       Exhibit 2



                                    AGREEMENT FOR

                                  PURCHASE AND SALE

                                      OF ASSETS

                             DATED AS OF OCTOBER 30, 1997

                                       BETWEEN

                     GREGORY D. PAQUETTE AND JACALYN P. PAQUETTE

                          INDIVIDUALLY AND DOING BUSINESS AS

                                  DATACOMM PRODUCTS

                                         AND

                               HICKORY TECH CORPORATION

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                               ASSET PURCHASE AGREEMENT


    This Agreement made and entered into this 30th day of October, 1997, by and between Hickory Tech Corporation, a Minnesota corporation, hereinafter called ("Buyer"), and Gregory D. Paquette and Jacalyn P. Paquette, individually and as the sole proprietor of Datacomm Products, hereinafter called "Seller".

                                       RECITALS

    A. Seller owns and operates and is engaged in the business of providing data networking services and related and incidental computer network services (the "Relevant Business") under the name Datacomm Products to customers in Minnesota and adjacent states. The Relevant Business is located in Brooklyn Park, Minnesota.

    B. Seller desires to sell and Buyer desires to purchase certain of Seller's tangible and intangible assets used or held for use in the Relevant Business.

    C. In connection with this transaction, Seller has also agreed to enter into a Non-Competition Agreement and Employment Agreement with Buyer.

    D. In connection with this transaction, Seller has also agreed to enter into a Lease with Buyer for the property occupied by the Relevant Business.

                                        TERMS

    NOW, THEREFORE, in consideration of the mutual promises and agreements hereinafter set forth, the parties have made the following

                                      AGREEMENT.

                                      ARTICLE I

                              PURCHASE OF SALE OF ASSETS

    1. PURCHASE AND SALE OF ASSETS. Subject to the terms and conditions of this Agreement at the Closing (as defined in Section 2.7 thereof). Seller will sell, convey, transfer and deliver to Buyer, and Buyer will purchase from Seller all the assets and properties of every kind and description, tangible or intangible (except those assets which are specifically set forth on Schedule 2.9, attached hereto) used or useful and comprising the Relevant Business (collectively the "Purchased Assets"), free and clear of all liens, claims, liabilities or other adverse legal or equitable interests. Without limiting the generality of the foregoing, the Purchased Assets to be transferred at the Closing shall include the following:
    a. Licenses, permits, authorizations, approvals, variances, waivers or consents, or applications, to the extent transferable to Buyer, for any of the foregoing issued to Seller in the Relevant Business by any United States, state or local governmental entity or municipality or subdivision thereof (collectively, the "Governmental Authorities"). To the extent the

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same are not transferable, the parties agree that this Agreement and the Bill of
Sale to be delivered by Seller to Buyer at the Closing shall transfer to the Buyer all of Seller's equitable rights therein;

    b. Seller's inventory set forth on Schedule 1(b) attached hereto (the "Inventory") including, without limitation, the new product inventory and maintenance inventory;

    c. Seller's machinery, equipment, furniture, tools, parts, trade fixtures and other tangible personal property owned by Seller set forth on Schedule 1(c) attached hereto (the "Equipment");

    d. Prepaid expenses, except any insurance premium prepayments and customer deposits of the Seller in the Relevant Business;

    e. Know-how, trademarks, service marks, trade names, copyrights, licenses, developments, designs, technology, processes, confidential information (and applications for any of the foregoing and rights therein) and other intellectual and intangible property rights, discoveries, business methods and trade secrets owned by Seller;

    f. All rights and benefits of Seller in, to and under contracts, agreements, leases, commitments and undertakings set forth on Schedule 1(f) attached hereto (the "Contracts");

    g. All books, files, records, and computer tapes and disks used in or relating to the Relevant Business or the Purchased Assets. Title to all of Seller's records, documents and papers of every kind and nature pertaining to the Relevant Business sold hereunder shall be delivered to Buyer, but any part thereof which Seller may reasonably require for use in connection with any tax audit or similar proceeding after the Closing Date shall either be delivered to Seller or made available to him in such manner as may best meet the respective needs of the parties. In any case the party receiving or retaining such records shall make them available to the other during a period of five years following the Closing Date. After the expiration of said five-year period either party shall, before destroying any of such records received by it, offer them to the other.

    h. The business and goodwill of Seller as a going concern, including lists of all of Seller's Customers ("Customer List").

                                      ARTICLE II
         PURCHASE PRICE, ADJUSTMENTS AND PAYMENTS

    2.1 PURCHASE PRICE. In consideration of the sale, conveyance, transfer and delivery to Buyer of the Customer List at the Closing, Buyer shall pay to Seller, or to parties designated by Seller, the sum of $1,964,000.00, plus any additional purchase price as provided in Section 2.3 below, in installments as set forth in Section 2.2 below.

    In consideration of the sale, conveyance, transfer and delivery to Buyer of all of the other Purchased Assets at the Closing, Buyer shall pay to Seller, or to parties designated by Seller, the sum of $636,000.00 in cash, wire transfer or other immediately available funds at the Closing. The total amount paid pursuant to this Section 2.1 is hereinafter referred to as the "Purchase Price".

    2.2  a.   PAYMENT OF BALANCE OF PURCHASE PRICE. In addition to the partial
    Purchase Price payment of $636,000.00 as set forth in Section 2.1 above, the Purchase Price for the Customer List shall be paid in cash, wire transfer or other immediately available funds as follows:
              At the Closing           $   964,000.00
              On December 31, 1998     $   500,000.00
              On December 31, 1999     $   500,000.00
                                       --------------
              TOTAL                    $ 1,964,000.00

    No interest shall accrue under this Agreement on any installment payment.

         b. DEFAULT. In the event Buyer shall fail to pay any installments required by this Section 2.2 or Section 2.3 when due, or should Seller, in good faith, reasonably determine that there has been a material change in Buyer's financial circumstances which impairs the Buyer's ability to pay any outstanding installments required by this Section 2.2 or Section 2.3, Seller may provide Buyer with written notice of such default or impairment, and Buyer shall have 10 days from the date of actual receipt of Seller's written notice to cure such default, or, in the event Seller has deemed impaired Buyer's ability to pay any outstanding installments required by this Section 2.2 or Section 2.3, Buyer may place in escrow an amount equal to all future installments due, to cure such impairment. In the event Buyer fails to so cure the default or impairment, any remaining installments required to be paid by this Section 2.2 or Section 2.3 shall become immediately due and payable. In the event the installment described in Section 2.3 is accelerated pursuant to this Section 2.2b., the installment shall be placed in escrow and the adjustment to such installment shall continue to be made as contemplated by Section 2.3 below, and the escrow agent shall be obligated to return to Buyer a portion of such installment in the event the Cumulative Gross Profit is less than $5,500,000.00 as set forth in such Section 2.3; otherwise, the escrow balance shall be paid to Seller on its due date as set forth in Section
    2.3. The failure of Seller to exercise his remedies under this paragraph at any particular time shall not constitute a waiver of his right to subsequently exercise these remedies.

    In the event Seller shall commence litigation or any other legal action or proceeding to enforce his remedies under this Section 2.2 or Section 2.3, and shall thereafter obtain judgment against Buyer for the obligations due Seller under this Section 2.2 or Section 2.3, Buyer shall be obligated to pay all of Seller's costs of collection, including reasonable attorney fees.
    In the event any escrow agent is necessitated as described above, Norwest Bank Minnesota, N.A. shall be designated as such escrow agent. Buyer shall be responsible for all fees and other costs charged by such escrow agent and shall execute any escrow agreement required by such escrow agent.
    Buyer shall be entitled to any interest earned on any escrowed funds.

    2.3  POTENTIAL ADDITIONAL PURCHASE PRICE. Buyer agrees to pay to

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Seller, on November 1, 2000, as additional Purchase Price, the amount of
$1,400,000.00, which may be adjusted as described below, provided that the Cumulative Gross Profit of the Relevant Business for the 36 month period commencing on the Closing Date is $5,500,000.00. "Cumulative Gross Profit" shall be defined as all revenues derived from the Relevant Business during the 36 month period commencing on the Closing Date, less the cost of sales and materials used. The parties intend to use the same method used by Seller in determining gross profit from the Relevant Business prior to the Closing Date to determine gross profit for the purposes of this adjustment. The exact amount of such additional Purchaser Price shall be adjusted or calculated as follows:

    For each dollar that Cumulative Gross Profit is above $5,500,000.00, the final additional Purchase Price payment to Seller shall be adjusted upwards by forty-five cents ($0.45). Thus, for example, a Cumulative Gross Profit of $6,000,000, would result in a final additional Purchase Price installment payment of $1,625,000, payable to Seller on November 1, 2000.

    For each dollar that Cumulative Gross Profit is less than $5,500,000.00, the final additional Purchase Price payment to Seller shall be adjusted downward by $1.00, to a maximum downward adjustment of $1,400,000.00. Thus, for a Cumulative Gross Profit of $4,100,000 or less, the additional Purchase Price installment payment due on November 1, 2000 will be $0.

    In the event a dispute arises between Buyer and the Seller with respect to any accounting under this Section, the parties shall employ an auditing firm of regional reputation to audit and analyze appropriate records of the Relevant Business with respect to the accuracy of the calculations. Any such audit shall begin within thirty days of Buyer's receipt of a written request to audit signed by Seller and shall be conducted during normal business hours at a time to be mutually agreed upon by the parties. In the event the audit reveals a discrepancy greater than $220,000.00 in Buyer's method of calculating Cumulative Gross Profit, Buyer shall pay for the cost of the audit, otherwise Seller shall pay for the cost of the audit.

    2.4 PAYMENT INSTRUCTIONS Each of the installments of the Purchase Price will be paid to Seller by one or more wire transfers of immediately available funds, in such amounts and to such payee accounts as shall be designated by Seller. Such designation shall be made not less than five (5) business days prior to the payment due date.

    2.5  ALLOCATION.  The Purchase Price shall be allocated as set forth on
Schedule 2.5 which Schedule shall be subject to final, good faith negotiation between Seller and Buyer prior to the Closing. Buyer and Seller agree to be bound by the allocation and will not take any position inconsistent with such allocations and will file all returns and reports with respect to the transaction contemplated by this Agreement, including all federal, state and local tax returns, on the basis of such allocations.

    2.6 TAXES. Seller shall be responsible for and shall pay all applicable state sales or transfer taxes, if any, arising out of the transactions contemplated by this Agreement.
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    2.7  CLOSING.  The closing (the "Closing") of the transactions provided for herein shall take place at the offices of the Buyer in Mankato, Minnesota, at 8:30 a.m. on November 3, 1997, or at such other time and place as the parties may agree to in writing (the "Closing Date").

    2.8 LIABILITIES. Seller shall retain and Buyer shall not assume or in any way be responsible or liable with respect to, any liabilities or obligations of Seller whether arising out of or in connection with the Relevant Business, the Purchased Assets or otherwise, whether fixed, contingent or otherwise, or whether known or unknown, except for the liabilities and obligations of Seller under the Contracts set forth on Schedule 1(f), including all costs of sales and materials normally invoiced to Seller's customers in the ordinary course of the Relevant Business relating to such Contracts which have not been paid for by Seller and not invoiced to customers, and the Licenses, if any, described in
Section 1(a).

    2.9 EXCLUDED ASSETS Seller's cash in bank and, except as set forth in paragraph 2.10 below, Seller's accounts receivable have not been sold to Buyer as part of this Transaction. In addition, Seller has excluded certain other assets from this Transaction, which are specifically listed on the list of the Excluded Assets, attached as Schedule 2.9.

    2.10 REIMBURSABLE COSTS.      In addition to that portion of the Purchase
Price to be paid to Seller at the Closing pursuant to Section 2.2 of this Agreement, Buyer shall reimburse Seller for Seller's out-of-pocket project costs at Closing, provided that such costs are supported by evidence of Seller's payment thereof. "Out-of-pocket project costs" is defined as any unreimbursed direct costs of sales and materials, excluding labor and overhead incurred by Seller, normally invoiced to customers of the Relevant Business for jobs contracted for by Seller which have not been completed prior to the date of Closing and which have not yet been invoiced to customers of the Relevant Business. Buyer shall be responsible for all costs of sales and materials normally invoiced to Seller's customers in the ordinary course of the Relevant Business relating to jobs contracted for by Seller which (i) have not been completed prior to the date of Closing, (ii) have not been paid for by Seller, and (iii) have not been invoiced to customers of Seller.

                                      ARTICLE 3

                                  RELATED AGREEMENTS

    3.1  EMPLOYMENT AND NONCOMPETITION AGREEMENT WITH SELLER.   The transaction
contemplated by this Agreement shall be closed concurrently with an Employment and Noncompetition Agreement between Buyer and Seller, which Buyer shall cause to be executed and delivered to Seller at the Closing hereof. The Employment and Noncompetition Agreement shall be in substantially the same form as the
agreement attached as Exhibit 3.1.      Buyer does not have the right to
purchase and Seller does not have the obligation to sell the Assets comprising the Relevant Business other than together with the closing of the transactions contemplated by this Agreement, the Employment and Noncompetition Agreement described in this Section, the Consulting Services Agreement described in
Section 3.2 below, and the Lease Agreement described in Section 3.3 below (the "Related Agreements").

    3.2 CONSULTING SERVICES AGREEMENT WITH JACALYN P. PAQUETTE. The transaction contemplated by this Agreement shall be closed concurrently with a Consulting Services Agreement between Buyer and Jacalyn P. Paquette. In connection of the purchase of the Assets of the Relevant Business and for independent consideration, Buyer and Jacalyn P. Paquette shall cause to be executed and delivered to one another at the Closing hereof a Consulting Services Agreement in substantially the same form as Exhibit 3.2. Buyer does not have the right to purchase and Seller does not have the obligation to sell the Assets comprising the Relevant Business other than together with the closing of the transactions contemplated by this Agreement, the Consulting Services Agreement described in this Section, and the Employment and Noncompetition Agreement described in Section 3.1 above, and the Lease Agreement described in
Section 3.3 below.

    3.3. LEASE.   The transaction contemplated by this Agreement shall be
closed concurrently with a 36-month lease for the existing Relevant Business office and warehouse facility located at 3217 85th Avenue North in Brooklyn Park, Minnesota, to be made between Seller, as

Lessor, and Buyer, as Lessee ("the "Lease"). The monthly base rent for the facility will be $4,583 per month. Buyer will be responsible for utilities, real estate taxes and common area maintenance expenses. Renewal options under similar terms and an option for the Buyer to purchase the Relevant Business site will be incorporated into the Lease. Buyer and Seller shall cause to be executed and delivered to one another at the Closing hereof a Lease in substantially the same form as Exhibit 3.3. Buyer does not have the right to purchase and Seller does not have the obligation to sell the Assets comprising the Relevant Business other than together with the closing of the transactions contemplated by this Agreement, the Lease described in this section, the Consulting Services Agreement described in Section 3.2 above, and the Employment and Noncompetition Agreement described in Section 3.1 above.

    3.4 ASSIGNMENT AND ASSUMPTION AGREEMENT. The transaction contemplated by this Agreement shall be closed concurrently with an Assignment and Assumption Agreement in which Seller assigns and Buyer assumes certain obligations of the Relevant Business. Buyer and Seller shall cause to be executed and delivered to one another at the Closing hereof an Assignment and Assumption Agreement in substantially the same form as Exhibit 3.4. Buyer does not have the right to purchase and Seller does not have the obligation to sell the Assets comprising the Relevant Business other than together with the closing of the transactions contemplated by this Agreement the Lease described in Section 3.3, the Consulting Services Agreement described in Section 3.2, the Employment and Non-competition Agreement described in Section 3.1, and the Assignment and Assumption Agreement described in this paragraph.

                                     ARTICLE IV.

                            REPRESENTATIONS AND WARRANTIES

    4.1 REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants to Buyer each of the following:

    a. AUTHORITY. Seller has all requisite power and authority to own the properties and to conduct the Relevant Business as currently conducted, and to enter into and perform his obligations under this Agreement. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller enforceable in accordance with its terms.

    b. NO RESTRICTIONS AGAINST PERFORMANCE. Except as set forth on Schedule 4.1(b), the execution and delivery of this Agreement by Seller and the performance by Seller of the transactions contemplated herein will not violate or conflict with, or constitute a breach or default under, or result in the creation or imposition of any lien under (i) any applicable statute, law, regulation or rule, or (ii) any contract, instrument, agreement, lease, mortgage, judgment, order, decree or other restriction to which Seller is a party or by which Seller is bound.

    c.   ASSET OWNERSHIP     Set forth on Schedule 1(c) attached hereto are
true and complete lists of all tangible personal property used and/or useful in connection with the Relevant Business. Seller has exclusive, good and marketable title to (or in the case of Purchased Assets that are leased, valid leasehold interests in) the Purchased Assets. The Purchased Assets together with the Excluded Assets are all of the assets of Seller necessary to conduct the Relevant Business substantially as it is being conducted on the date of this Agreement. The Purchased Assets are free and clear of all encumbrances of any kind or nature, except such Encumbrances as are disclosed in Schedule 4.1(c), which will be removed or otherwise released of record effective at or prior to the Closing, or for which executed releases in a form approved by the Buyer will be delivered to Buyer at Closing. The Equipment and Inventory are in good and operable condition and repair, ordinary wear and tear excepted, and are suitable and adequate for continued use in the manner they are presently used.

    d. COMPLIANCE WITH LAWS The ownership and use of the Purchased Assets as they are currently owned and used in the conduct of the Relevant Business as it is currently conducted do not violate any order, rule or regulation of any Governmental Authority, which violation, individually or in the aggregate, would have a material adverse effect on the Relevant Business. Seller has not received any notice claiming any such violation by Seller.

    e. LEGAL PROCEEDINGS Except as set forth on Schedule 4.1(e), there is no judgment or order outstanding, or any action, suit, complaint, proceeding or investigation pending against Seller or the Relevant Business, by or before any Governmental Authority or any arbitrator pending, or threatened, involving or affecting all or any part of the Purchased Assets or the Relevant Business.

    f.   PATENTS, TRADEMARKS AND COPYRIGHTS      Seller does not possess any
patent, patent right, trademark or copyright used and/or useful in connection with the Relevant Business, and there is no application pending with any Governmental Authority for any of the foregoing.

    g. INSURANCE. Set forth on Schedule 4(g) is a list and description of all insurance policies maintained by Seller. Seller maintains policies of fire, casualty, liability and other forms of insurance in such amounts and against such risks and losses as are reasonable and adequate for the Business. All of the Purchased Assets and the building occupied by the Relevant Business owned or managed by Seller as of the date hereof are insured under such insurance policies in an amount not less than the actual replacement value thereof against all risks usually insured against by persons operating similar businesses.

    h. EMPLOYMENT MATTERS Seller will provide Buyer a list of names and positions of all employees engaged in the Relevant Business and a description of their benefits. Seller has paid to all employees employed in the Relevant Business all compensation including salaries, commissions, bonuses, deferred compensation, severance, insurance, pensions, profit sharing, vacation, sick pay and other compensation or benefits to which they are entitled for all periods prior to Closing. Any of the above items which have not been paid by Seller by the Closing will remain the responsibility of Seller, whether or not the respective employee is hired by Buyer on or after Closing. Seller is in material compliance with all federal and state laws respecting employment and employment practices.

    i. CONTRACTS. Attached hereto as Schedule 1(f) is a true and complete list and current copies (or summaries in the case of oral agreements) of all Contracts related to the Relevant Business or the Purchased Assets. Each of such Contracts has been entered into in the ordinary course of business and is a valid and binding agreement of the parties thereto enforceable against the parties thereto in accordance with its terms. Neither Seller nor any other party to any such Contract is in default under the terms of any such Contract, nor has any event occurred, which, with the passage of time or giving of notice, would constitute such a default of Seller or any such other party.

    j. TAXES. All federal, state and other tax returns and reports required to be filed in connection with the Purchased Assets or the Relevant Business have been duly filed by Seller and all taxes and other assessments and levies (including all interest and penalties) including, without limitation, income, franchise, real estate, sales, gross receipts, use and excise taxes and employee withholding taxes, owed in connection with the Purchased Assets or the operation of the Relevant Business have been paid by Seller. Seller has not waived any statute of limitation with respect to any tax or other assessment or levy applicable to Seller or the Purchased Assets and all such taxes and other assessments and levies which Seller is required by law to withhold or to collect have been duly withheld and collected and have been paid over to the proper Governmental Authorities or segregated and set aside for such payment and, if so segregated and set aside, shall be so paid by Seller as required by law.
Neither the IRS nor any other taxing authority is now asserting or, to the best of Seller's knowledge, is threatening to assert against Seller any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith.

    k. FINANCIAL INFORMATION. Attached hereto as Schedule 4.1(k) are the financial statements of the Relevant Business (the "Financial Statements") for the periods ended December 31, 1995 and December 31, 1996. Seller will deliver to Buyer correct and complete copies of its most recent monthly financial statements prior to Closing. Since January 1,

1997 (i) the Relevant Business has been operated only in the ordinary course
(ii) Seller has not sold or disposed of any Relevant Business assets other than in the ordinary course of business, and (iii) there has been no material adverse change in, and no event has occurred which is likely, individually or in the aggregate, to result in any material adverse change in, the business, operations, assets, prospects or condition (financial or otherwise) of the Relevant Business. The Financial Statements have been prepared by Seller in accordance with accounting principles consistently applied and fairly present the financial condition and results of operations of the Relevant Business as of the dates and for the periods indicated thereon.

    l. UNDISCLOSED LIABILITIES. Except as set forth on the Financial Statements, there is no claim or liability of any nature whatsoever, whether absolute, accrued, contingent or otherwise, which could have an adverse effect upon the Purchased Assets or the Relevant Business.

    m.   DISCLOSURE   No representation or warranty by Seller in this
Agreement or in any Schedule or Exhibit to this Agreement, or any statement, list or certificate furnished or to be furnished by Seller pursuant to this Agreement, contains or will contain any untrue statement of material fact, or omits or will omit any material fact which makes or would make the statements contained therein misleading.

    n. ACCOUNTS RECEIVABLE. Set forth on Schedule 4.1(n) attached hereto is a true and complete list of the accounts receivable of Seller, setting forth a description of the accounts receivable including the names of the account debtors, the balance amount and aging as of the date indicated therein. The accounts receivable and all other books, records and documents relating to the accounts receivable are genuine and accurate. Each of the accounts receivable represents an undisputed, bona fide sale and delivery of equipment or services rendered. Seller is the lawful owner of the accounts receivable. Seller shall keep his accounts receivable. In the event Buyer receives payments on any of these accounts receivable, it shall immediately forward such payments to Seller.

    o. ENVIRONMENTAL AND SAFETY COMPLIANCE. The operation of the Relevant Business or the Purchased Assets of Seller does not violate any applicable federal, state or local law, regulation, rule or order relating to air, water, or noise pollution, employee health and safety, or the production, storage, labeling transportation or disposition of waste or hazardous or toxic substances (collectively, "Environmental Laws"). Seller has timely obtained all licenses and permits and timely filed all reports required to be filed under any applicable Environmental Law. Seller has not, and, to the best of Seller's knowledge, no other person has, stored any chemical or hazardous substances, including any "Hazardous Substances", "Pollutants" or "Contaminants" (as such terms are defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA")), asbestos, petroleum products, or polychlorinated biphenyls (collectively referred to herein as "Hazardous Substances"), on, beneath or about any of the owned or leased properties of Seller. Seller knows of no condition relating to or resulting from a release or discharge into the soil, surface waters, groundwaters, drinking water supplies, navigable waters, land, surface or subsurface strata, ambient air or any other environmental medium whether or not yet discovered which has resulted or could result in any damage, loss, cost, expense, claim, demand, order or liability to or against Seller or Buyer by any Governmental Authority or other third party relating to or resulting from the operation of the Relevant Business or the Purchased Assets or otherwise related to any real property owned or leased by Seller, irrespective of the cause of such condition. Seller has not received any notice from any Governmental Authority or private or public entity advising Seller that it is potentially responsible for response costs with respect to a release or threatened release of any Hazardous Substances. Seller has not, and, to the best of Seller's knowledge, no other person has, buried, dumped or otherwise disposed of any Hazardous Substances on, beneath or about any of the owned or leased properties of Seller or on, beneath or about any other property. Seller has not received notice of any violation of any Environmental Law or zoning or land use ordinance, law or regulation relating to the operation of the Business including, but not limited to, CERCLA, the Toxic Substances Control Act of 1976, as amended, the Resource Conservation Recovery Act of 1976, as amended, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, or the Occupational Safety and Health Act of 1970, as amended, nor is Seller aware of any such violation.

    p. BROKER'S FEES. Neither Seller nor anyone acting on his behalf has retained any broker, finder or agent or agreed to pay any brokerage fee, finder's fee or commission with respect to the transactions contemplated by this Agreement. There will be no broker's or finder's fees succeeding to the responsibility of the Buyer.

    q.   RECORDS.   Title to all records of the Relevant Business and
documents and papers of every kind and nature pertaining thereto shall be delivered to the Buyer at or prior to the Closing. Seller shall promptly forward to Buyer all correspondence, mail, payments, and documents received by Seller after the Closing Date which relate to the operations of the Relevant Business.

    4.2 REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to Seller each of the following:

    a. ORGANIZATION AND QUALIFICATION Buyer is a corporation duly organized, validly existing and in good standing under the laws of Minnesota and has all requisite corporate power and authority to carry on its business as currently conducted and to own, lease, use and operate its assets.

    b. AUTHORITY AND VALIDITY Buyer has all requisite corporate power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement. The execution and delivery by Buyer of, the performance by Buyer of its obligations under, and the consummation by Buyer of the transactions contemplated by, this Agreement and the Related Agreements have been duly authorized by all requisite corporate action of Buyer and this Agreement and the related other agreements constitutes the valid and binding obligation of Buyer, enforceable in accordance with their terms. Buyer has all requisite power and authority to own properties and to conduct the Relevant Business as currently conducted, and to enter into and to perform its obligations under this Agreement.

    c. NO RESTRICTIONS AGAINST PERFORMANCE. The execution and delivery of this Agreement by Buyer and the performance by Buyer of the transactions contemplated herein will not violate or conflict with, or constitute a breach or default under, or result in the creation or imposition of any lien under (i) any applicable statute, law, regulation or rule, or (ii) any contract, instrument, agreement, lease, mortgage, judgment, order, decree or other restriction to which Buyer is a party or by which Buyer is bound.

    d. SELLER'S EMPLOYEES. Buyer is not obligated to hire Seller's employees. After the execution of this Agreement, Buyer will interview the employees and select the people it wishes to employ.

    e. DISCLOSURE. No representation or warranty by Buyer in this Agreement or in any Schedule or Exhibit to this Agreement, or any statement, list or certificate furnished or to be furnished by Buyer pursuant to this Agreement, contains or will contain any untrue statement of material fact, or omits or will omit any material fact which makes or would make the statements contained therein misleading.

                                      ARTICLE V

                         COVENANTS AND OBLIGATIONS OF SELLER

    Seller hereby covenants and agrees that, from the date of this Agreement until the Closing Date, Seller will comply with the following:

    5.1 ACCESS TO PREMISES AND RECORDS Between the date of this Agreement and the Closing Date, Seller will give Buyer and its representatives reasonable access at reasonable times to all the premises and books and records of the Relevant Business, and to all the Purchased Assets and will furnish to Buyer and its representatives all information regarding the Relevant Business and the Purchased Assets as Buyer may from time to time reasonably request. Seller and its employees will cooperate with and assist Buyer in its reasonable requests for information Seller will afford Buyer and its counsel, accountants and other representatives (collectively, "Representatives") reasonable access during normal business hours to all properties, books, accounts, records, contracts, and documents of or relating to the Purchased Assets or the Relevant Business in the possession of Seller. Seller shall furnish or cause to be furnished to Buyer and its Representatives all data and information concerning the Purchased Assets and the Business as shall reasonably be requested by Buyer or its Representatives.

    5.2       CONDUCT OF BUSINESS.  Seller agrees that he will

         (a) conduct the Relevant Business diligently, in the ordinary course and in a prudent and businesslike manner;

         (b) make reasonable efforts to maintain and preserve the Relevant Business and keep available to Buyer the services of the present employees of Seller;

         (c) make reasonable efforts to maintain and preserve for Buyer the business relationships with suppliers, customers, subscribers and others having business relationships with Seller;

         (d) use the Purchased Assets in the ordinary course;

         (e) maintain the Purchased Assets in good condition and repair and maintain insurance with respect thereto of the same types now currently in force; and

         (f)  timely renew all Licenses.

    5.3       NEGATIVE COVENANTS. Seller agrees he will not:

         (a) make any business decisions, other than in the ordinary course of business, which could materially adversely affect the Relevant Business or the Purchased Assets;

         (b) sell, transfer or assign any of the Purchased Assets, other than in the ordinary course of business, or permit the creation of any material encumbrance on any of the Purchased Assets;

         (c) permit the amendment or cancellation of any Contract which affects or is applicable to the Relevant Business, other than in the ordinary course of business;

         (d) enter into any contract or commitment or incur any indebtedness or other liability or obligation of any kind relating to or the Relevant Business involving an expenditure in excess of $50,000, if such contract, commitment, indebtedness, liability or obligation, by its terms, will survive the Closing; or

         (e) take or omit to take any action that would cause Seller to be in breach of any of its representations or warranties in the Agreement.

    5.4 REQUIRED CONSENTS As soon as practicable after execution of this Agreement, the parties shall use their respective best efforts to obtain any necessary consent, approval, authorization or order of, make any registration or filing with or give notice to, any Governmental Authority or person as is required to be obtained (a "Required Consent"), made or given by either party to consummate the transactions contemplated by this Agreement. In no event will Buyer be required to agree to any material adverse changes in, or the imposition of any material adverse condition upon the transfer to Buyer of any Contract as a condition to obtaining any Required Consent.

    5.5 TAX RETURNS AND TAX CLEARANCE. Seller will prepare or cause to be prepared all income, franchise, sales and other tax returns or reports required by law and promptly make all tax payments which are required through the Closing Date. In the event that any Governmental Authority or of any state, municipality, country or other subdivision thereof shall at any time impose or otherwise require or demand payment by or from either Seller or Buyer or any state or local sales, use, transfer, excise, documentary or license taxes or fees or any other charge (including filing fees) with respect to Seller's sale or transfer to Buyer of the Purchased Assets, Seller and Buyer equally share the payment. Consistent with the foregoing, Buyer shall deliver to Seller its Resale Certificate from the Minnesota Department of Revenue, exempting the transfer of all inventory sold to Buyer from Minnesota Sales Tax.

    5.6       BEST EFFORTS.  Seller will use his best efforts to:

         (a) cause to be fulfilled and satisfied all of the conditions to the Closing to be fulfilled and satisfied by Seller;

         (b) cause to be performed all of the matters required of Seller at or prior to the Closing; and

         (c) take such steps and do such acts as may be necessary to make all of its representations and warranties contained in this Agreement true and correct as of the Closing Date, with the same effect as if the same had been made, and this Agreement had been dated, as of such date.

    5.7 NON-SOLICITATION. So long as Buyer continues to use its best efforts to conclude the transactions contemplated herein, Seller or any of Seller's representatives or agents shall not directly or indirectly solicit or engage in discussions or negotiations with, or provide any non-public information or to otherwise cooperate with, any other person or entity which seeks to, or expresses an interest in, acquiring all or any substantial part of the Relevant Business or the Purchased Asset, nor will Seller directly or indirectly enter into any agreement with or grant any option to any third person or entity in connection with a transaction inconsistent with Buyer's acquisition of the Relevant Business or the Purchased Assets; provided, however, that nothing herein will limit Seller's right to engage in any activity, including the disposition of any asset, in the ordinary course of business consistent with past practice.

    5.8 NOTIFICATION OF CERTAIN MATTERS Each party hereto shall promptly provide to the other, copies of material notices or correspondence relating to the transaction contemplated by this Agreement. Each party shall also promptly notify the other of any fact, event, circumstance or action that, if known on the date of this Agreement, would have been required to be disclosed to the other pursuant to this Agreement or cause the representations or warranties under this Agreement not to be correct and/or complete. In addition, either party shall give prompt written notice to the other of any adverse development causing a breach of its representations and warranties in this Agreement. No disclosure pursuant to this Section 5.9, however, shall be deemed to amend or supplement this Agreement or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

    5.9 UPDATED SCHEDULES . Not more than four days after the Closing, Seller will deliver to Buyer revised copies of Schedules which shall have been updated to show any changes occurring between the date of this Agreement and the date of delivery; provided, however, that for purposes of Seller's representations and warranties and covenants in this Agreement, all references to the Schedules will mean the version of the Schedules attached to this Agreement on the date of signing; Provided, however, that such representations and warranties shall be subject to changes resulting from transactions occurring in the ordinary course of the Relevant Business from the date of signing to Closing.

    5.10 USE OF SELLER'S NAME. Seller has sold its name, "Datacomm Products" with the Relevant Business and Buyer may continue to operate the Relevant Business using that name and Seller's other trade names and all derivations and abbreviations of such names and related marks for an indefinite period after the Closing Date.

    5.11 SATISFACTION OF CONDITIONS. Each party will use its good faith efforts to satisfy, or to cause to be satisfied, the conditions to the obligations of the other party to consummate the transactions contemplated by this Agreement provided that Buyer will not be required to agree to any increase in the amount payable with respect to, or any modification that makes more burdensome in any material respect, any liability assumed by Buyer.

    5.12 DUTY OF GOOD FAITH AND FAIR DEALING. The parties agree to act in good faith with regard to all matters that are the subject of this Agreement, and neither will intentionally nor knowingly take any action or omit to take any action at any time for the primary purpose of depriving the other Party unfairly of any right or benefit that the other Party has at such time under this Agreement.

    5.13 DISCUSSIONS WITH SELLER'S EMPLOYEES As soon as practicable as determined by both Buyer and Seller, Buyer agrees to discuss individually with Seller's employees the opportunities for employment with Buyer and the wages and benefits which would be offered to such employees. Seller agrees to make such employees reasonably available for discussions with Buyer about employment after Closing. Buyer needs employees to establish and maintain the Relevant Business and would like to consider Seller's current employees for such positions if such employees are individually willing to discuss the possibilities of employment with Buyer.


                                      ARTICLE VI

                           COVENANT AND OBLIGATION OF BUYER

    Buyer hereby covenants and agrees that, from the date of this Agreement until the Closing Date, Buyer will use its best efforts to:

         (a) cause to be fulfilled and satisfied all of the conditions to the Closing to be fulfilled and satisfied by it;

         (b) cause to be performed all of the matters required of it at or prior to the Closing; and

         (c) take such steps and do such acts as may be necessary to make all of its representations and warranties contained in this Agreement true and correct as of the Closing Date, with the same effect as if the same had been made, and this Agreement had been dated, as of such date.

                                     ARTICLE VII

                                  CLOSING CONDITIONS

    7.1 CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER. The obligations of each party to consummate the transactions contemplated by this Agreement to take place at the Closing are subject to the satisfaction or waiver, to the extent permitted by applicable law, at or prior to the Closing Date, that no action, suit or proceeding is pending or threatened by or before any Governmental Authority and no law, rule or regulation has been enacted, promulgated or issued or deemed applicable to any of the transactions contemplated by this Agreement by a Governmental Authority, which would:

         (a) prohibit Buyer's ownership of the Relevant Business or the Purchased Assets;

         (b) compel Buyer to dispose of or hold separate all or a material portion of the Purchased Assets; or

         (c) prevent or make illegal the consummation of any transactions contemplated by this Agreement.

    7.2 CONDITIONS TO OBLIGATIONS OF BUYER REGARDING THE CLOSING. This Agreement and the obligations of Buyer to consummate the transactions to be consummated at the Closing shall be subject to the satisfaction of or waiver by Buyer of the following conditions at or prior to the Closing:

         a. All representations and warranties of Seller contained in this Agreement shall have been true and correct at and as of the date hereof, and shall be true and correct at and as of the Closing with the same force and effect as though made at and as of that time. Any changes to the schedules attached to this Agreement will reflect transactions in the ordinary course of business from the date of signing to the Closing. Seller shall have performed and complied with all of its covenants and obligations under this Agreement to be performed or complied with at or prior to the Closing.

         b. Seller shall have obtained and delivered to Buyer such consents and approvals of third parties and Governmental Authorities as may be required for the transfer of the Purchased Assets and the consummation of the transactions contemplated by this Agreement.

         c. The Relevant Business is located at 3217 85th Avenue South in Brooklyn Park, MN in a 10,000 square foot building located on approximately 5 acres of land. The land and building is owned by Seller. Prior to, or at the Closing, Seller shall have agreed to accept Buyer as a Lessee, pursuant to a written Lease, substantially in the same form as Exhibit 3.3, attached hereto.

         d. There shall not have been any material adverse change in the Purchased Assets, the Relevant Business or the prospects of continuing the Relevant Business as presently conducted.

         e. Seller shall have delivered to Buyer each of the documents specified in Section 8.1 hereof.

         f. Seller has delivered to Buyer evidence, in form and substance satisfactory to Buyer, that all of the necessary consents have been obtained or given are in full force and effect.

         g. No action, proceeding or investigation has been instituted or threatened prior to Closing by or before any court or Governmental Authority which would, if determined adversely to Buyer's interest, materially impair the ability of Buyer to realize the benefits of the transactions contemplated by the Agreement.

         h. Seller has delivered releases, in forms reasonably satisfactory to Buyer, of all encumbrances affecting any of the Purchased Assets.

         i. Seller has delivered by Buyer such other documents as Buyer may reasonably request in connection with the transactions contemplated by this Agreement.

         j. Buyer will receive the opinion of Larkin Hoffman Daly and Lindgren, counsel for Seller dated the Closing Date, in the form of Exhibit 7.2j.
         k. Buyer and Seller have negotiated and finalized the allocation of the purchase price among the Purchased Assets as required by
              Section 2.5 of this Agreement.

         l. Substantially all of the existing employees of the Relevant Business (excluding Jackie Paquette) have been interviewed and received offers for employment by, and have been accepted to begin work for Buyer's wholly owned subsidiary, Collins Communications Systems Company.

    7.3 CONDITIONS TO OBLIGATIONS OF SELLER REGARDING THE CLOSING. This Agreement and the obligations of Seller to consummate the transactions to be consummated at the Closing shall be subject to the satisfaction of or waiver by Seller of the following conditions at or prior to the Closing:

         a. All representations and warranties of Buyer contained in this Agreement shall have been true and correct at and as of the date hereof, and they shall be true and correct at and as of the Closing with the same force and effect as though made at and as of that time. Buyer shall have performed and complied with all of its covenants and obligations under this Agreement, and the Related Agreements, to be performed or complied with at or prior to the Closing.

         b. Buyer shall have delivered to Seller each of the documents specified in Section 8.2 hereof.

         c. Seller has received the opinion of Blethen, Gage & Krause, PLLP, counsel for Buyer, or such other law firm, which Buyer in its discretion chooses to use, dated the Closing Date, in the form of

              Exhibit 7.3c.

         d. Buyer has delivered to Seller such other documents as Buyer may reasonably request in connection with the transactions contemplated by this Agreement.

         e. Buyer has delivered to Seller a Resale Certificate from the Minnesota Department of Revenue.

         f. Buyer and Seller have negotiated and finalized the allocation of the Purchase Price among the assets as required by Section 2.5 of this Agreement.

         g. No action, proceeding or investigation has been instituted or threatened prior to Closing by or before any court or Governmental Authority which would, if determined adversely to Buyer's interest, materially impair the ability of Seller to realize the benefits of the transactions contemplated by this Agreement.

    7.4 WAIVER OF CONDITIONS. Any party may waive any or all of the conditions to its obligations under this Agreement.
                                     ARTICLE VIII

                                      DELIVERIES

    The following deliveries will be made by the respective parties at the Closing as specified below:

    8.1 SELLER'S DELIVERIES AT THE CLOSING. Seller shall deliver to Buyer each of the following items at the Closing:

         a. One or more bills of sale, duly executed by Seller, conveying to Buyer all of the Purchased Assets, free and clear of any and all liens of any nature, together with an Assignment of Assumed Name and a Withdrawal of Assumed Name enabling Buyer to register the name, "Datacomm Products" with the Minnesota Secretary of State;

         b. One or more Assignment and Assumption Agreements, duly executed by Seller, assigning to Buyer the Contracts and Licenses, with original copies of such Contracts and Licenses attached thereto;

         c. Employment and Noncompetition Agreement in substantially the form of Exhibit 3.1 attached hereto, executed by Seller;

         d. Duly executed Lease substantially in the form of Exhibit 3.3 attached hereto, executed by Seller;

         e. Consulting Services Agreement executed by Jacalyn P. Paquette, substantially in the form of Exhibit 3.2;

         f. Updated Schedules, to the extent necessary to reflect any changes in the Purchased Assets, including such changes as may occur in the ordinary course of the Relevant Business;

         g. A completed list of all Contracts between Seller and its customers; and

         h. Such other documents, assignments, bills of sale, instruments of conveyance, and certificate as reasonable may be required by Buyer to consummate this Agreement and the transactions contemplated herein.

         i. Evidence, in form and substance satisfactory to Buyer, that any necessary consents have been obtained or given are in full force and effect.

         j. Releases, in forms reasonably satisfactory to Buyer, of all Encumbrances affecting any of the Purchased Assets.
         k. Opinion of Larkin Hoffman Daly and Lindgren, counsel for Seller dated the Closing Date, in the form of Exhibit 7.2j.

    8.2 BUYER'S DELIVERIES AT THE CLOSING. Buyer shall deliver to Seller each of the following items at the Closing:

         a.   Current Funds in the amount of $1,600,000.00;

         b. The Employment and Noncompetition Agreement executed by Buyer;

         c.   Assignment and Assumption Agreements executed by Buyer;

         d.   Lease executed by Buyer;

         e.   Consulting Services Agreement executed by Buyer;

         f. Opinion of Blethen Gage and Krause, PLLP, counsel for Buyer dated the Closing Date, in the form of Exhibit 7.3c. and

         f. Such other documents and instruments as reasonable may be requested by Seller to consummate this Agreement and the transactions contemplated herein.

                                      ARTICLE IX

                                     TERMINATION

    9.1 EVENTS OF TERMINATION. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

         a.   by the mutual written consent of Buyer and Seller;

         b. by Buyer or Seller, if the transactions contemplated by this Agreement to take place at the Closing have not been consummated on or before November 3, 1997, other than as extended by mutual agreement of the parties.

    9.2  LIABILITIES IN EVENT OF TERMINATION.  Subject to the provisions of
Section 10.1, the termination of this Agreement will in no way limit any obligation or liability of any party based on or arising from a breach or default by such party with respect to any of its representations, warranties, covenants or agreements contained in this Agreement.

    9.3 PROCEDURE UPON TERMINATION. In the event of the termination of this Agreement by Buyer or Seller pursuant to this Article IX, notice of such termination will promptly be given by the terminating party to the other unless otherwise provided in Section 9.1(b), the liability of the parties following termination shall be subject to Section 10.1.

                                      ARTICLE X

                      SURVIVAL OF REPRESENTATIONS AND WARRANTIES

    10.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer and Seller in this Agreement and in the documents and instruments to be delivered by Seller pursuant to this Agreement will survive for a period of four years and three months following the Closing.

    10.2 INDEMNIFICATION BY SELLER. Seller will indemnify, defend and hold harmless Buyer and its shareholders and its and their respective affiliates, and the shareholders, directors, officers, employees, agents, successors and assigns of any of such persons, from and against:

    a. all losses, damages, liabilities, deficiencies or obligations of or to Buyer resulting from or arising out of (i) any breach of any then surviving representation or warranty made by Seller in this Agreement,
         (ii) any breach of any then surviving covenant, agreement or obligation of Seller contained in this Agreement, (iii) any third party claim with respect to any act or omission of Seller with respect to Seller's operation of the Purchased Assets or Seller's conduct of the Relevant Business, which act or omission occurred prior to or on the Closing Date without regard to whether such third party claim with respect to such act or omission is asserted before or after the Closing Date, (iv) any liability or obligation of Seller not included in the Assumed Liabilities, (v) any claim that the transactions contemplated by this Agreement violate any bulk transfer or fraudulent conveyance laws of any jurisdiction, (vi) Seller's failure to deliver any Required Consent to Buyer, and (vii) any claim relating in any manner to the operation of the Relevant Business prior to and on the Closing Date.

    b. all claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including settlement costs and reasonable legal, accounting, experts' and other fees, costs and expenses) incident or relating to or resulting from any of the foregoing.

    10.3 INDEMNIFICATION BY BUYER. Buyer will indemnify, defend and hold harmless Seller, and the directors, officers, employees, agents, successors and assigns of Seller, from and against:

    a. all losses, damages, liabilities, deficiencies or obligations of or to Seller resulting from or arising out of (i) any breach of any then surviving representation or warranty made by Buyer in this Agreement, (ii) any breach of any then surviving covenant, agreement or obligation of Buyer contained in this Agreement, (iii) any claim that the transactions contemplated by this Agreement violate any bulk transfer or fraudulent conveyance laws of any jurisdiction, (iv) Buyer's failure to deliver any Required Consent to Seller, (v) any third party claim with respect to any act or omission of Buyer with respect to Buyer's operation of the Purchased Assets or Buyer's conduct of the Relevant Business, which act or omission occurred after the Closing date without regard to when such third party claim is asserted, and (vi) any claim relating in any manner to the operation of the Relevant Business after the Closing Date.

    b. all claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including settlement costs and reasonable legal, accounting, experts' and other fees, costs and expenses) incident or relating to or resulting from any of the foregoing.

    10.4 THIRD PARTY CLAIMS. Promptly (and in any event within 30 days) after the receipt of any party of notice of any claim, action, suit or proceeding by any Person who is not a party to this Agreement (Collectively, an "Action"), which Action is subject to indemnification under this Agreement, such party (the "Indemnified Party") will give reasonable written notice to the party from whom indemnification is claimed (the "Indemnifying Party"). The Indemnified Party will be entitled, at the sole expense and liability of the Indemnifying Party, to exercise full control of the defense, compromise or settlement of any such Action unless the Indemnifying Party, within a reasonable time (and in any event within 30 days) after the giving of such notice by the Indemnified Party, (a) admits in writing to the Indemnified Party the Indemnifying Party's liability to the Indemnified Party for such Action under the terms of this Section 10, (b) notifies the Indemnified Party in writing of the Indemnifying Party's intention to assume such defense, (c) provides evidence reasonably satisfactory to the Indemnified Party may be liable as a result of such Action, and (d) retains legal counsel reasonably satisfactory to the Indemnified Party to conduct the defense of such Action. The other party will cooperate with the party assuming the defense, compromise or settlement of any such Action in accordance with this Agreement in any reasonable manner. The Indemnified Party will have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement of the Action, but the fees and expenses of such counsel will be at the expense of the Indemnified Party unless (i) the Indemnifying Party has agreed to pay such fees and expenses, (ii) any relief other than the payment of money damages is sought against the Indemnified Party or (iii) the Indemnified Party will have been advised by its counsel that there may be one or more defenses available to it which are different from or additional to those available to the Indemnifying Party, and in any such case that portion of the fees and expenses of such separate counsel that are reasonably related to matters covered by the indemnity provided in this Section 13 will be paid by the Indemnifying Party. No Indemnified Party will settle or compromise any such Action for which it is entitled to indemnification under this

Agreement without prior written consent of the Indemnifying Party, unless the Indemnifying Party has failed, after reasonable notice, to undertake control of such Action in the manner provided in this Section 10.4. No Indemnifying Party will settle or compromise any such Action (A) in which any relief other than the payment of money damages is sought against any Indemnified Party of (B) in the case of any Action relating to the Indemnified Party's liability for any tax, if the effect of such settlement would be an increase in the liability of the Indemnified Party for the payment of any tax for any period beginning after the Closing Date, unless the Indemnified Party consents in writing to such compromise or settlement.

    10.5 CLAIMS. In the event of a third party claim which is subject to indemnification under this Article X, the party subject to such claim ("Indemnified Party") shall notify the other party ("Indemnifying Party") in writing as soon as practicable but in no event later than fifteen days after receipt of such claim. The Indemnified Party's failure to do so shall not preclude it from seeking indemnification hereunder unless such failure has materially prejudiced the Indemnifying Party's ability to defend such claim.
The Indemnifying Party shall promptly defend such claim by counsel of its own choosing and the Indemnified Party shall cooperate with the Indemnifying Party in the defense of such claim including the settlement of the matter on the basis stipulated by the Indemnifying Party (with the Indemnifying Party being responsible for all costs and expenses of such settlement).

    10.6 REMEDIES TO BE EXCLUSIVE. Except as provided in Section 11.10 herein, the remedies to the Indemnified Party provided herein shall be the exclusive remedies to which the Indemnified Party is entitled for any breach or non-compliance by the other party with the provisions of this Agreement.

    10.7 LIMITATIONS ON INDEMNIFICATION - SELLER. Seller will not be liable for indemnification arising under this Agreement for (a) any losses, damages, liabilities, deficiencies or obligations of or to Buyer or any other person entitled to indemnification from Seller or (b) any claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including settlement costs and reasonable legal, accounting, experts' and other fees, costs and expenses) incident or relating to or resulting from any of the foregoing (the items described in clauses (a) and (b) collectively being referred to for purposes of this Section 10.7 as "Buyer Damages"), unless and until the amount of Buyer Damages for which Seller would, but for the provisions of this Section 10.7, be liable exceeds, on an aggregate basis, the sum of $30,000.00 whereupon and whereafter Seller will be liable for all Buyer Damages not to exceed the sum of $1,600,000.00, which will be due and payable within 15 days after Seller's receipt of a statement therefor.

    10.8 LIMITATIONS ON INDEMNIFICATION - BUYER. Buyer will not be liable for indemnification arising under this Agreement for (a) any losses, damages, liabilities, deficiencies or obligations of or to Seller or any other person entitled to indemnification from Buyer or (b) any claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including settlement costs and reasonable legal, accounting, experts' and other fees, costs and expenses) incident or relating to or resulting from any of the foregoing (the items described in clauses (a) and (b) collectively being referred to for purposes of this Section 10.8 as "Seller Damages"), unless and until the amount of Seller Damages for which Buyer would, but for the provisions of this Section 10.7, be liable exceeds, on an aggregate basis, the sum of $30,000.00 whereupon and whereafter Buyer will be liable for all Seller Damages not to exceed the sum of $1,600,000.00, which will be due and payable within 15 days after Buyer's receipt of a statement therefor.

                                      ARTICLE XI

                                  GENERAL PROVISIONS

    11.1 CONFIDENTIALITY. (a) Except as provided below in this Section 11.1, "Confidential Information" means (i) the terms and conditions of this Agreement, and (ii) any other information including, without limitation, any technical information and any information relating to the present and future business operations or financial condition of the party disclosing the information (the "Disclosing Party"), whether such information is written or oral, and which is designated as confidential by the Disclosing Party at the time of disclosure to the other party (the "Receiving Party"), or within fifteen (15) days thereafter. It is understood that the term "Confidential Information" does not include information which:

    (i) has been or becomes published or is now or is in the future in the public domain through no action of the Receiving Party;

    (ii) prior to disclosure hereunder, is within the legitimate possession of the Receiving Party as evidenced by competent written proof;

    (iii) subsequent to disclosure hereunder, is lawfully received from a third party having rights therein without restriction of the third party's rights to disseminate the information and without notice of any restriction against its further disclosure;

    (iv) is independently developed or acquired by the Receiving Party through persons who have not had, either directly or indirectly, access to or knowledge of such Confidential Information;

    (v)       is disclosed with the prior written approval of the Disclosing
              Party;

    (vi) is obligated to be produced under order of a court of competent jurisdiction or a valid administrative or congressional subpoena; or

    (vii) is disclosed by the Receiving Party after five (5) years from the date of receipt.

    (b) The Receiving Party hereby acknowledges that all of the Confidential Information of the Disclosing Party is the exclusive proprietary property of the Disclosing Party, and is being disclosed solely for the purpose of enabling the parties to pursue the transactions contemplated by this Agreement. The Receiving Party shall provide the same care to avoid disclosure or unauthorized use of the Confidential

Information as it generally provides to protect its own proprietary information. The terms and conditions of this Section 11.1 shall survive any termination of this Agreement.

    (c) Each of the parties hereby acknowledges and agrees that money damages would not be sufficient remedy for any breach of this Section 11.1 by it and that the other party may seek injunctive or other equitable relief for remedy or prevent any breach or threatened breach of this Section 11.1 by it. Such remedy shall not be deemed to be the exclusive remedy for any such breach of this
Section 11.1 but shall be in addition to all other remedies available at law or equity to the other party.

    (d) Neither party will issue any press release or make any other public announcement regarding this Agreement or the transactions contemplated hereby without the consent of the other party. Each party will hold, and will cause its employees, consultants, advisors and agents to hold, in confidence, the terms of this Agreement and any non-public information concerning the other party obtained pursuant to this Agreement. Notwithstanding the preceding, a party may disclose such information to the extent required by law (including disclosure requirements under federal and state securities laws), but the party proposing to disclose such information will first notify and consult with the other party concerning the proposed disclosure, to the extent reasonably feasible. Each party also may disclose such information to employees, consultants, advisors, agents and actual or potential lenders whose knowledge is necessary to facilitate the consummation of the transactions contemplated by this Agreement. Each party's obligation to hold information in confidence will be satisfied if it exercises the same care with respect to such information as it would exercise to preserve the confidentiality of its own similar information.

    11.2 EXPENSES. Buyer and Seller shall pay their own expenses including attorneys' and brokers' fees in connection with the preparation of this Agreement and the consummation of the transactions contemplated herein.

    11.3 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of Seller, Buyer and their respective successors and assigns. Buyer specifically reserves the right to assign this Agreement to a corporation owned by Buyer. In the event of any such assignment, Buyer shall remain secondarily liable to Seller.

    11.4 WAIVER. Buyer and Seller, by written notice to the other, may (a) extend the time for performance of any of the obligations or other actions of the other under this Agreement, (b) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any of the conditions or covenants of the other contained in this Agreement, or (d) waive or modify performance of any of the obligations of the other under this Agreement; provided that neither party may without the consent of the other make or grant such extension of time, waiver or inaccuracies or compliance, or waiver or modification of performance with respect to its own obligations, representations, warranties, conditions, or covenants hereunder. Except as provided in the preceding sentence, no action taken pursuant to this Agreement shall be deemed to constitute a waiver of compliance with any representation, warranty, covenant or agreement contained in this Agreement and shall not operate or be construed as a waiver of any subsequent breach, whether of a similar or dissimilar nature.

    11.5 ENTIRE AGREEMENT. This Agreement (together with the Schedules and Exhibits hereto) supersedes any other agreement, whether written or oral, that may have been made or entered into by Buyer or Seller relating to the matters contemplated hereby. This Agreement (together with the Schedules and Exhibits hereto) constitutes the entire agreement by and among the parties and there are no agreements or commitments except as expressly set forth herein.

    11.6 FURTHER ASSURANCES. Each of the parties hereto agrees to execute all documents and instruments and to take or to cause to be taken all actions which are necessary or appropriate to complete the transactions contemplated by this Agreement.

    11.7 RISK OF LOSS. Each of the parties hereto hereby acknowledges and agrees that the risk of loss, damage or destruction of the Purchased Assets shall be upon Seller prior to the Closing and after the Closing shall be upon Buyer. In the event of such loss, damage or destruction prior to the Closing Date, Seller shall promptly restore, replace or repair the damaged property to its previous condition at its own cost or expense and Seller shall have the right to use all insurance proceeds to effect such restoration, replacement or repair and to retain all excess proceeds. In the event such a loss, damage or destruction shall not be restored, replaced or repaired by the Closing Date, Buyer may, at its option, restore, replace or repair the damaged property and the cost thereof shall be payable by Seller to Buyer within five (5) business days of receipt by Seller of written notice delivered by Buyer setting forth the amount of such costs.

    11.8 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt if delivered personally, by telex or facsimile, the next day if by express mail, or five days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice provided that such notice shall be effective only upon receipt thereof):

         To Buyer at:        Hickory Tech Corporation
                        221 East Hickory Street, P.O. Box 3248
                        Mankato, MN  56002
         Attention:          Robert D. Alton, Jr.
         Telephone:          (507) 387-1781
         Telecopy:      (507) 625-1919

         With a copy (which will not constitute notice) transmitted by telecopier to:

                        Blethen, Gage, Krause, PLLP
                        127 South Second Street, P.O. Box 3049
                        Mankato, MN  56002
         Attention:          Michael C. Karp or Silas Danielson

         Telephone      (507) 345-1166
         Telecopy:      (507) 345-8003

         To Seller at:       Gregory D. Paquette
                        18544 145th St.
                        Elk River, MN 55330
         Telephone:          (612) 441-3177

         With a copy (which shall not constitute notice) transmitted by telecopier to:

                        Larkin Hoffman Daly & Lindgren, Ltd.
                        1500 Norwest Financial Center
                        7900 Xerxes Avenue South
                        Bloomington, Minnesota 55431
         Attention:          Paul Plunkett
         Telephone:          (612) 896-3298
         Telecopy:      (612) 896-3333

Any party many change the address to which notices are required to be sent by giving notice of such change in the manner provided in this Section 11.8. All notices will be deemed to have been received on the date of delivery or on the third business day after mailing in accordance with this Section, except that any notice of a change of address will be effective only upon actual receipt.

    11.9 TRANSITION. Buyer will not be unreasonable in its demands of Seller. Seller shall cooperate in good faith with Buyer to assure a smooth transition of the Purchased Assets and the operation of the Relevant Business after Closing.

    11.10 RIGHT TO SPECIFIC PERFORMANCE. The parties acknowledge that the unique nature of the Purchased Assets to be purchased by Buyer pursuant to this Agreement renders money damages an inadequate remedy for the breach by Seller or Buyer of its obligations under this Agreement, and the parties agree that, in the event of such breach, the parties will upon proper action instituted by it, be entitled to a decree of specific performance of this Agreement.

    11.11 AMENDMENTS, SUPPLEMENTS, ETC. This Agreement may be amended or supplemented at any time by additional written agreements, as may mutually be determined by the parties hereto to be necessary, desirable or expedient to further the purposes of this Agreement, or to clarify the intention of the parties hereto.

    11.12     APPLICABLE LAW.    THIS AGREEMENT AND THE RIGHTS OF THE PARTIES
UNDER IT WILL BE GOVERNED AND CONSTRUED IN ALL RESPECTS IN ACCORDANCE WITH THE LAWS OF THE STATE OF MINNESOTA.

    11.13 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceability the remaining rights of the person intended to be benefited by such provision or any other provisions of this Agreement.

    11.14 EXECUTION IN COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

    11.15 TITLES AND HEADINGS. Titles and headings to sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.





                               (SIGNATURE PAGE FOLLOWS)

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                             BUYER:

                             HICKORY TECH CORPORATION


                             By   /s/ Robert D. Alton
                               -------------------------------------------
                                 Robert D. Alton, President and CEO


                             SELLER:


                               /s/ Gregory D. Paquette
                             ---------------------------------------------
                             Gregory D. Paquette, Individually and as

                             proprietor of Datacomm Products



                               Jacalyn P. Paquette
                             ---------------------------------------------
                             Jacalyn P. Paquette, Individually and as

                             proprietor of Datacomm Products